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                                                                   EXHIBIT 10.29


STOCKHOLDERS AGREEMENT dated effective as of May 1, 1997 (this "Agreement") by and between D-S SPLITTER, INC., a Delaware corporation ("D-S"), JLM INDUSTRIES, INC., a Delaware corporation ("JLM") and OLEFINS TERMINAL CORPORATION, a Delaware corporation (the "Company").

                                 WITNESSETH:

WHEREAS, in order to maintain harmony and continuity in connection with the management of the business and affairs of the Company, the parties hereto desire to place certain restrictions on the transferability of certain shares of Common Stock to provide a mechanism for the sale of certain shares of Common Stock and to impose certain obligations on and grant certain rights to the holders of certain shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.       CERTAIN DEFINITIONS AND REFERENCES.

         As used herein, the following terms shall have the meanings set forth below:

         (a) "Affiliate" shall mean, with respect to any Person (as defined in this Article 1), any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that, except as otherwise expressly provided herein, the Company shall not be deemed an Affiliate of any other Party (as defined in this Article 1) for the purposes hereof. A Person shall be deemed to control another Person if such controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement be deemed to be an Affiliate of such Person.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) "Company Securities" shall mean the shares of Common Stock currently owned by JLM and D-S on the date hereof and equity securities of the Company issued or distributed in exchange or substitution for, upon conversion or reclassification of or otherwise in respect of such shares;

         (d) "Credit Agreement" shall mean the Credit Agreement dated as of May 7, 1997, between the Company, and Bank of America Illinois;



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         (e) "D-S Shares" shall mean the shares of Common Stock owned by D-S on the date hereof and any equity securities of the Company issued or distributed in exchange or substitution for, upon conversion or reclassification of or otherwise in respect of such shares.

         (f) "Facility" shall mean the polymer grade propylene storage and terminal facility located at Seabrook, Texas on property owned by Baytank (Houston), Inc. to be owned and operated by the Company.

         (g) "Fiscal Year" shall mean the fiscal year of the Company.

         (h) "Guaranty" shall mean the unconditional guaranty of the Company's obligations under the Credit Agreement executed by Ultramar Diamond Shamrock Corporation, parent of D-S, of even date.

         (i) "Holder" shall mean a Stockholder (as defined in this Article 1) individually.

         (j) "Holders" shall mean the Stockholders (as defined in this Article
         1) collectively.

         (k) "JLM Shares" shall mean the shares of Common Stock owned by JLM on or before the date hereof and any equity securities of the Company issued or distributed in exchange or substitution for, upon conversion or reclassification of or otherwise in respect of such shares.

         (l) "Management Agreement" shall mean the Management Agreement dated as of July 22, 1991 between the Company and JLM.

         (m) "Parties" shall mean the Holders (as defined in this Article 1) and the Company, collectively.

         (n) "Party" shall mean a Holder (as defined in this Article 1) or the Company, individually.

         (o) "Person" shall mean an individual or an entity, including, without limitation, a corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization or group acting in concert.

         (p) "Special Company Securities" shall mean the Company Securities and any equity securities of the Company issued or distributed in exchange or substitution for, upon conversion or reclassification of or otherwise in respect of such Company Securities.




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         (q) "Stockholder" shall mean D-S and JLM individually.

         (r) "Stockholders" shall mean D-S and JLM collectively.

         As used herein, the word "transfer" shall include sell, assign, transfer, exchange, mortgage, pledge, encumber and any other means by which personal property may be disposed of, whether voluntary, involuntary, by operation of law or otherwise.

         As used herein, the terms "securities" and "equity securities" shall include shares of capital stock and options, warrants and other rights or interests convertible into or exchangeable or exercisable for shares of capital stock.

         As used herein, the terms "JLM" and "D-S" shall include their respective successors.

         As used herein, the term "Common Stock" shall include any equity securities of the Company issued or distributed in exchange or substitution for, upon conversion or reclassification of or otherwise in respect of the Common Stock.

2.       CORPORATE GOVERNANCE.

         2.1      Board of Directors; Initial Board and Officers.

                  (a) Each Party agrees to take any and all actions necessary for the strict enforcement of the Amended and Restated Bylaws of the Company in the form of which is appended hereto as Appendix A. The Company agrees that it shall not approve or authorize any annual operating budget, capital budget or other budget, or any change to any such budget, unless such budget or change shall have been approved by a majority of the Board.

                  (b) The Stockholders agree that so long as the Company is obligated to repay any amounts due under the Credit Agreement or the Guaranty is in full force and effect, D-S shall have the right to appoint two (2) of the three (3) directors of the Board. Upon satisfaction of the Credit Agreement in full and release of the Guaranty, the Stockholders shall elect three
                  (3) directors, one (1) of whom shall be unaffiliated with either Stockholder. As of this date, the Board shall consist of the following three members:




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                  D-S                                 JLM

                  Bob Mehall                          John MacDonald
                  Mike Milam

                  (c) The initial set of officers of the Corporation shall consist of the following:



                  OFFICER                           INDIVIDUAL

                  John MacDonald                    President
                  John T. White                     Vice President - Finances
                  Ron Cormier                       Vice President - Operations
                  Mike Molina                       Secretary/Treasurer

                  (d) Each Stockholder shall give to the other Stockholder (on date hereof and, thereafter, as the same may change from time to time in accordance with this Agreement) and maintain at all times thereafter in full force and effect a duly executed proxy to vote its shares of Common Stock in the form attached hereto as Exhibits A-1 and A-2, as appropriate, and agrees to take any and all actions necessary to give effect to the transactions contemplated by and to carry out the purpose and intent of such proxies. Notwithstanding the beneficial interest of others in any of the Shares, no Stockholder shall give to any other Person any other proxy or power of attorney with respect to its shares of Common Stock inconsistent with any proxy given pursuant to the preceding sentence.

         2.2      Distributions in Respect of Company Securities.

                  (a) Except as otherwise provided in Section 2.2(b) hereof, the Company shall not declare, pay or set aside cash, properties, assets, securities, rights or other interests for payment of any dividends of any kind, or make any distributions of any kind, to holders of its equity securities.

                  (b) After the repayment, in full, of all obligations under the Credit Agreement, the Company may, from time to time, at the discretion of the Board, declare and pay a cash dividend to the Stockholders of the Company.



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         2.3      Transactions With Affiliates.

                  The Company shall not enter into any contract, lease, transaction or other arrangement during the term of this Agreement to which a Holder or any Affiliate of a Holder is also a party, other than those negotiated on an "arms-length" basis on commercially reasonable terms, without the prior written consent of each of D-S and JLM.

         2.4      Extraordinary Matters.

                  (a) Except as otherwise permitted by Section 2.4(b) hereof, the Company shall not take or permit to be taken any of the following actions without the prior written consent of each of D-S and JLM:

                      (i) the amendment or restatement of the certificate of incorporation of the Company;

                      (ii) the amendment, repeal or restatement of the by-laws of the Company or the adoption of any new by-law of the Company;

                      (iii) any change in the quorum for meetings of the directors or stockholders of the Company or in the vote required to take any action at such meetings;

                      (iv) except for the repurchase of shares of Common Stock from each Holder ratably based on the proportion that the number of shares of Common Stock held by each Holder bears to the total number of shares of Common Stock held by the Holders, the repurchase, redemption or retirement by the Company of any of the then outstanding securities of the Company;

                      (v) the issuance, award, grant, sale or other transfer by the Company of any equity securities of the Company;

                      (vi) any material change, elimination or diversification in the businesses, scope of operations, products or services of the Company;

                      (vii) the entry into any contract or any series of related contracts outside the normal and ordinary course of business of the Company resulting in obligations of or payments by the Company in excess of $50,000;




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                      (viii) except for amounts constituting obligations under
                      the Credit Agreement, the borrowing or lending of any funds or the incurrence of any obligations as a guarantor or surety, excluding any transaction or any series of related transactions which does not involve more than $50,000;

                      (ix) the sale, lease, exchange, mortgage, pledge or other disposition of, or creation of a security interest in, assets of the Company having an aggregate fair market value of $250,000 or more in any single transaction or any series of related transactions;

                      (x) the merger, consolidation or other business combination of the Company;

                      (xi) the dissolution, winding-up, reorganization or liquidation of the Company;

                      (xii) any transaction to which the Company and a member of the Board are parties;

                      (xiii) the formation, acquisition, sale, transfer, liquidation or dissolution of any subsidiary of the Company.

                  (b) No consent shall be required to be obtained pursuant to
                  Section 2.4(a) hereof in order for the Company to take any action which is contemplated by this Agreement or any agreement or instrument contemplated hereby or thereby.

                  (c) Notwithstanding anything contained in this Section 2.4, in this Agreement to the contrary, in the event that the Board shall have terminated the Management Agreement on account of an event of default (as such term is defined therein) thereunder, the Board shall be permitted to make alternative arrangements for the management of the Company, including, but not limited to, the approval of a substitute management agreement with a third party, a Holder or an Affiliate of a Holder or the taking of any other related action, that the Board may in its discretion deem advisable without the necessity of obtaining the consent of JLM. The Management Agreement shall not be amended or assigned without the consent of a majority of the Board.




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         2.5      Accounting and Banking Matters; Audit Right.

                  (a) The Company shall, at its cost and expense:

                      (i) keep books and accounts in correct and proper form in accordance with generally accepted accounting principles;

                      (ii) deliver to D-S, JLM and to each member of the Board:

                           (A) Quarterly Statements -- within sixty (60) days after the end of each fiscal quarter in each Fiscal Year, one copy of:

                               (1) an unaudited consolidated balance sheet of the Company as at the end of such fiscal quarter; and

                               (2) unaudited consolidated statements of income, stockholders' equity and cash flows of the Company for the period commencing on the first day of such fiscal quarter and ending on the last day of such fiscal quarter accompanied by a certificate signed by the principal financial officer of the Company stating that such financial statements present fairly the financial condition of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end adjustments and accruals;

                           (B) Annual Statements -- within one hundred twenty
                           (120) days after the end of each Fiscal Year, one copy of:

                               (1) an audited consolidated balance sheet of the Company as at the end of that Fiscal Year;

                               (2) audited consolidated statements of income, stockholders' equity and cash flows of the Company for that Fiscal Year; and

                               (3) a comparison of the actual financial figures for that Fiscal Year with comparable figures for the prior Fiscal Year and with comparable figures included in the budget for that Fiscal Year, together with an




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                               explanation of any material differences between
                               them, and, in the case of balance sheets and statements, accompanied by an opinion of a firm of independent public accountants of recognized national standing stating that such financial statements present fairly the financial condition of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied;

                           (C) Budgets and Projections -- within thirty (30) days following the beginning of each Contract Year (as such term is used in the Operation and Maintenance Agreement dated July 31, 1991 between the Company and Baytank (Houston), Inc.), a budget on a monthly basis for such Contract Year for the Company's operations, together with an analysis of such budget, prepared in reasonable detail by the principal financial officer of the Company, and, within fifteen (15) days following the making of any changes in such budget, a letter disclosing all such changes;

                           (D) Other Auditor's Reports -- promptly, copies of all reports submitted by the Company's independent public accountants in connection with any annual or interim audit of the books of the Company or any subsidiary, including, without limitation, any letter or reports relating to internal controls, adequacy of records or the like;

                           (E) Reports, Etc. -- promptly, after the same are sent, copies of all financial statements and reports which the Company sends to the Agent, and, promptly, copies of any periodic or special reports (including health, safety and environmental reports) filed by the Company with any federal, state or local governmental agency or authority, if such reports indicate any material change in, or material adverse events or conditions affecting, the business, operations, affairs or condition of the Company and copies of any material notices and other material communications from any federal, state or local governmental agency, court or authority which specifically relate to the Company;




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                           (F) Requested Information -- with reasonable
                           promptness, any other data and information which may be reasonably requested from time to time.

                  (b) The Company shall deposit all of its funds in its name in an account or accounts maintained in one or more banks designated by the Board. The Company shall not draw checks, drafts or other items thereupon except for the account of or use by the Company and only if signed by duly authorized representatives of the Company designated by the Board. The funds of the Company shall not be commingled with the funds of any Holder.

                  (c) Each of D-S and JLM shall have the right, at its cost and expense, at any reasonable time, to audit, examine and make copies of or extracts from (i) the books, accounts and other financial records of the Company and (ii) any contract entered into by the Company or customer invoices relating to transactions for the use of the throughput capacity of the Facility. Such audit, examination, copying and extracting may be conducted by employees of such Party or a firm of independent public accountants designated by such Party. All information obtained by a Party from the Company shall be subject to the confidentiality obligations set out in Article 6 of this Agreement.

3.       RIGHTS TO FACILITY CAPACITY.

         The following rights to use the Facility shall attach to the ownership of Special Company Securities, shall not be detachable or separately transferable therefrom and shall automatically be transferred to a new holder of Special Company securities in connection with such transfer. Any transfer of the following rights, in whole or in part, other than in strict compliance with the preceding sentence shall be void. Subject to the two preceding sentences, holders of Special Company Securities shall be entitled, but not obligated, to use the Facility as follows:

         3.1 Volume. Subject to Sections 3.7 and 3.9 hereof, each holder of Special Company Securities shall have the right to use up to that portion of the actual total throughput capacity of the Facility which bears the same proportion to such total capacity as the number of shares of Common Stock held by such Holder bears to the total number of shares of Common Stock included among the Special Company Securities; provided, however, that if such Holder has a contract with the Company on the date hereof to use a portion of the throughput capacity of the Facility and such contract provides for a "take-or-pay" arrangement with respect to all or part of such portion (the



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         "Other Take-Or-Pay Portion"), such Holder's right to use the throughput capacity of the Facility hereunder shall be reduced by the Other Take-Or-Pay Portion. For purposes of initially determining the quantity which each such holder's allocable portion of the total throughput capacity of the Facility entitles each such holder to use, it will be assumed that the Facility will have a total throughput capacity of 450,000 metric tons per year. Upon the determination of the actual total throughput capacity of the Facility, the quantity which each such holder's allocable portion of the total throughput capacity of the Facility entitles each such holder to use will be appropriately adjusted.

         3.2 Most Favored Nations. Each Holder of Special Company Securities shall have the right to use any or all of that portion of the total throughput capacity of the Facility to which such holder is entitled under Section 3.1 hereof on a "most favored nations" basis.

         3.3 Price. Section 3.2 hereof shall mean, as to price charged by the Company to each holder of Special Company Securities, for the period covered by the notice which such holder shall have given pursuant to the first sentence of Section 3.5 hereof, the weighted average price charged by the Company to other throughput users under "take-or-pay" contracts (or the "take-or-pay" portions of contracts, as the case may be) with the Company on (i) the date on which such notice is given or
         (ii) the date of commencement of such period (a "Commencement Date"), whichever date results in a lower weighted average price. For the purposes hereof, (i) the "weighted average price" charged to such other users shall be determined by (A) adding together the aggregate prices to be paid by such users to throughput the quantities of product which they are obligated to throughput (the "Total Price") and (B) adding together the quantities of products which they are obligated to throughput (the "Total Quantity") and then dividing the Total Price by the Total Quantity and (ii) such users shall include holders of Special Company Securities who have such contracts with the Company or who have previously exercised their rights under this Article 3.

         3.4 Quantity. After a holder of Special Company Securities has given a notice pursuant to the first sentence of Section 3.6 hereof, such holder shall be obligated (subject to Section 3.5 hereof) to put product through the Facility monthly in a quantity equal to the quantity which such holder had indicated in such notice that it intended to throughput monthly (or, if less, the maximum quantity which is required to be made available to such holder under Section 3.8 hereof) at the price determined pursuant to Section 3.3 hereof and to pay the Company therefor. If such holder breaches such obligation, such holder shall (subject to Section 3.5 hereof) pay to the Company an amount equal to the aggregate amount which such holder would have paid if it had not



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         breached such obligation, less the aggregate amount actually paid to the Company in connection with the performance of such obligation, [less the aggregate amount which the Company receives from a substitute contract or contracts found by the holder or other users who use the capacity of the Facility which would otherwise have been used by such holder.] Such payment shall be such holder's sole liability, and the Company's sole remedy, for such breach. Such payment shall be due within ten (10) days after the end of each month for breaches which occurred during that month. For purposes of determining whether other users are using capacity of the Facility which would have to be so used by a holder of Special Company Securities, (i) such other users shall be deemed to be using all other capacity of the Facility before they are treated as using such capacity and (ii) if two or more of such holders have breached such obligation and other users are treated as using some (but not all) of the capacity which would have been used by such holders, such use by other users shall be allocated between or among such holders ratably based upon the proportion which the capacity that is not used by each such holder bears to the total capacity that is not used by all such holders. Unless special arrangements are made with JLM by a holder of Special Company Securities, JLM, in its capacity as manager of the Facility, shall have no obligation to seek or obtain a substitute user of throughput capacity in lieu of such holder's obligation to pay for throughput capacity under this Section 3.4.

         3.5 Other Terms. Section 3.2 hereof shall mean, as to terms other than quantity, term and price, that each such other term (such as those relating to specifications, payments, force majeure and the like) regarding the use of the throughput capacity of the Facility by holders of Special Company Securities under this Article 3 shall be the same as the most favorable term afforded to any other user of the Facility under any other "take-or-pay" contract then being performed (or, if no such contract is then being performed, under the Company's then standard "take-or-pay" contract) and, if such other term would excuse any breach described in Section 3.4 hereof or reduce such holder's liability therefor if it had been incorporated herein, then such term shall govern notwithstanding anything contained herein to the contrary.

         3.6 Notice and Contract. In order to exercise its rights under this
         Article 3, a holder of Special Company Securities must give written notice to the Company as to the capacity which such holder intends to use, on a monthly basis, during the period of not less than twelve (12) months specified in such notice at least ten (10) months prior to the commencement of such use. The Company shall, within ten (10) days after receipt, give written notice to all holders of Special Company Securities of (i) each notice received pursuant to this Section 3.6 and
         (ii) each notice (or other probative evidence) of the termination, cancellation or non-renewal of any then existing contract to use



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         the throughput capacity of the Facility. Each holder of Special Company
         Securities which exercises its rights under this Article 3 and the Company shall, at least thirty (30) days prior to the applicable Commencement Date, enter into a written contract relating to their respective rights and obligations under this Article 3 with respect to the use of the throughput capacity of the Facility during the period to which such Commencement Date relates. Except as otherwise provided in this Article 3, the form and terms of such contract shall be the same as those of the Company's then current "take-or-pay" contract.

         3.7 Reservation of Capacity. Notwithstanding anything contained herein to the contrary, if at the time notice is given by a holder of Special Company Securities pursuant to the first sentence of Section 3.6 hereof, sufficient throughput capacity at the Facility is not available (because of contractual obligations, including those arising under this Article 3, or casualties, equipment failures, force majeure or events beyond the reasonable control of the Company) to accommodate in full the use requested thereby for all or any part of the period covered by such notice, the Company shall make available to such holder any available throughput capacity of the Facility during the period covered by such notice. Notwithstanding anything contained herein to the contrary, if at the time notices are given by two or more holders of Special Company Securities pursuant to the first sentence of Section
         3.6 hereof, sufficient throughput capacity at the Facility is not available (due to such causes) to accommodate in full the uses requested thereby for all or any part of the periods covered by such notices and if such notices are given or deemed to have been given at the same time, the Company shall allocate any available throughput capacity among such holders on a monthly basis so as to be able to satisfy the same percentage of monthly use set forth in each such notice during the periods covered by such notices. In any event where available through-put capacity of the Facility during the period covered by the notice given by a holder under the first sentence of
         Section 3.6 will not satisfy the quantity set forth in such notice, the Company shall have no obligation to reserve or make available to such holder any throughput capacity beyond the period covered by such notice unless such holder shall have given a new notice under the first sentence of Section 3.6. For the purposes hereof, such notices shall be deemed to have been given at the same time if they are given within forty (40) days of each other. In all other cases, the throughput capacity of the Facility shall be made available under this Article 3 on a "first come, first served" basis.

         3.8 Existing Contracts. Nothing contained herein shall affect or modify any of the terms or conditions of any contracts existing on the date hereof to use the throughput capacity of the Facility.



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         3.9 No Defaults. A holder of Special Company Securities shall not have any rights under this Article 3 so long as it is in material default under or breach of any then current contract with the Company to use the throughput capacity at the Facility; provided, however, that this
         Section 3.9 shall not apply to defaults or breaches attributable to prior material defaults under or breaches of such contract by the Company.

4.       TRANSFER OF COMPANY SECURITIES.

         4.1 Right of First Refusal on Transfer of Company Interest by Other Holders.

                  (a) The capitalized terms defined in this Section 4.2 shall have the meanings set forth in this Section 4.2 only.

                  (b) Whenever any Holder(within the meaning of Article 1 hereof) shall receive an offer from a third party (the "Third Party Offer") to purchase for cash any or all of its Company Securities and related rights to Facility capacity(the "Offered Interest"), such Holder (the "Offeror") shall give to all of the other Holders (the "Offerees"), written notice to that effect (the "Offer Notice"). Such notice shall describe all of the material terms and conditions of such offer, including the name of the third party, the offered Interest and the proposed cash purchase price (the "Offer Price"), and shall describe in reasonable detail the background, character, experience and financial condition of the third party. Each Offeree shall have the option, for a period of one hundred twenty (120) days from the date on which the Offer Notice shall have been given, within which to give written notice to the Offeror and all of the other Offerees of such Offerees desire to purchase the Offered Interest at the Offer Price and on the terms and conditions set forth in Section 4.3 hereof (an "Offer Acceptance Notice").

                  (c) If one or more Offerees gives an Offer Acceptance Notice, such Offerees shall purchase from the Offeror, and the Offeror shall sell to such Offerees, the entire Offered Interest at the Offer Price and on the terms and conditions set forth in
                  Section 4.3 hereof. If more than one Offeree gives an Offer Acceptance Notice, each such Offeree shall purchase from the Offeror, and the Offeror shall sell to each such Offeree, that portion of each class of securities included in the Offered Interest for that portion of the Offer Price equivalent to each such Offeree's proportionate holdings of the total number of shares of Common Stock held by such Offerees.




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                  (d) If no Offeree shall have become obligated to purchase the
                  Offered Interest pursuant to Section 4.1(c) hereof or if one or more Offerees shall have become so obligated but shall have materially breached such obligation, the Offeror shall (subject to the provisions of Section 4.2(f) hereof and compliance with the next sentence of this Section 4.1(d)) have the right to sell all (but not less than all) of the Offered Interest to such third party at or equal to or the Offer Price and on the terms and conditions described in the Offer Notice. If the Offered Interest is sold to a third party pursuant to this Section 4.1(d), the Offeror shall, as soon as is reasonably practicable, give written notice to that effect to the Offerees. If the Offered Interest is not sold to such third party pursuant to this Section 4.1(d) within two hundred seventy (270) days after the Offer Notice shall have been given, the Offered Interest shall again become subject to this
                  Section 4.1 in its entirety.

         4.2      Terms and Conditions of Purchase and Sale Between Parties.

                  (a) If a Party becomes obligated to sell an Interest (as defined in Section 4.2(b) hereof) to another Party pursuant to
                  Section 4.1 hereof, such Interest shall be sold and purchased on the terms and conditions set forth in this Section 4.2.

                  (b) For the purposes of this Section 4.2, the term "Notice Date" shall mean the effective date (within the meaning of Article 9 hereof) of the last Offer Acceptance Notice (within the meaning of Section 4.1 hereof) as to which an obligation to purchase and sell the Offered Interest (within the meaning of Section 4.1 hereof) arises under Section 4.1(e) hereof and the term "Interest" shall mean the Offered Interest (within the meaning of Section 4.1 to be purchased and sold under this
                  Section 4.2.

                  (c) The closing of the sale shall be held at the headquarters of the Company (or such other place as to which the purchaser and seller may mutually agree) on a date which is sixty (60) days after the Notice Date (or such other date as to which the purchaser and seller may mutually agree). At such closing, the seller shall convey and assign to the purchaser, free and clear of all liens, claims and encumbrances, the Interest and shall execute and deliver to the purchaser all documents which may be required to give effect to the purchase and sale of the Interest, and the purchaser shall pay to the seller the price therefor in immediately available funds.

                  (d) The obligation of a seller to sell, and the obligation of a purchaser to purchase, the Interest at such closing shall be subject to the conditions precedent that (i) no preliminary or permanent injunction, order, decree or ruling issued by a court of competent jurisdiction or by a governmental or quasi-governmental board, bureau, instrumentality, agency or commission shall be in effect which prohibits, restricts or enjoins such conveyance and assignment, (ii) any applicable waiting period under any applicable law shall have expired,
                  (iii) all approvals, consents, authorizations, exemptions, notices and filings shall have been obtained, given or made as required under applicable law, (iv) the purchaser shall have received a representation and warranty to the effect that the seller has good and marketable title to the Interest, free and clear of all liens, claims and encumbrances and that the seller has full right, power and authority to effect such conveyance and assignment (which representation and warranty the seller shall make) and (v) there shall have been no material adverse change (or changes which in the aggregate are materially adverse) in the Company's business which occurred after the Notice Date; provided, however, that the purchaser may waive the conditions precedent set forth in clauses (iv) and (v) of this sentence on behalf of the seller as well as the purchaser. The Parties shall promptly use all reasonable efforts to (i) avoid the issuance of and, if issued, to cause the lifting of any injunction, order, decree or ruling referred to in the preceding sentence and (ii) obtain, give or make all approvals, consents, authorizations, exemptions, notices and filings referred to in the preceding sentence.

                  (e) A purchaser shall have the right to designate some other Person who will act as the buyer of the Interest; provided, however, that no such designation shall release the purchaser from any of its obligations hereunder.

                  (f) If there is more than one purchaser or seller in connection with any sale of the Interest, the obligations of such purchasers or sellers shall be several (and not joint), but shall be conditional upon performance by each other purchaser and seller; provided, however, that if there are two
                  (2) or more purchasers and one of such purchasers materially breaches its obligations at the closing, the other of such purchasers shall have the right, by giving written notice at the closing to the seller or sellers, to (A) to postpone the closing for two (2) business days and (B) at such postponed closing, to purchase ratably that portion of interest not purchased by the breaching purchaser. Notwithstanding anything contained herein to the contrary, under no circumstances shall the seller in such an event be obligated pursuant to the provisions hereof to sell less than 100% of the Offered Interest.

                  (g) Upon consummation of such closing, the proposed purchaser shall be entitled to all of the rights hereunder of the seller in respect of the Interest and references contained herein to the seller shall be deemed to be references to the purchaser; provided, however, that, under no circumstances shall the purchaser individually, or the purchaser and the seller together, have greater rights hereunder in respect of the Interest than the seller would have had if the closing had not been consummated. If upon the consummation of the closing no Company Securities are owned by the seller or any of its Affiliates, then the seller and its Affiliates (i) shall cease being a "Stockholder" or having any rights hereunder and (ii) shall be released from all obligations, liabilities and duties hereunder except (A) for rights, obligations, liabilities or duties accruing, or arising out of or related to events occurring or conditions existing, prior to the date of such transfer or (B) as otherwise provided in Section 6.3(b) hereof. If, as a result of any such sale, all of the Company Securities are held by the same Party, this Agreement (other than Article 6 hereof) shall terminate upon the closing of such sale.

         4.3      Special Restrictions on Transfer.

         Notwithstanding anything contained herein to the contrary, no Holder shall, or shall permit its Affiliates to, transfer any Company Securities to any competitor of the Company engaged in the propylene terminaling business in the United States.

         4.4      Restriction on Transfer; Transfer With Consent.

                  (a) No Holder shall, or shall permit its Affiliates to, transfer any Company Securities (i) without the prior written consent of all of the other Holders or (ii) except as permitted by this Article 4. The giving or withholding of consent to any transfer of any Company Securities shall be entirely within the discretion of the Holder requested to give such consent.

                  (b) Any attempted transfer of any Company Securities other than as permitted by this Article 4 shall be void and shall have no effect. Each certificate evidencing any Company Securities shall display a prominent legend regarding the restrictions set forth in this Article 4.

         4.5      Transfer to a Subsidiary.

                  (a) Each Holder shall have the right, at any time, to (i) transfer any or all of its Company Securities to one or more of its wholly owned and controlled Affiliates (individually, a "Subsidiary" and, collectively, its "Subsidiaries") or (ii) permit any of its Subsidiaries to transfer any or all of the Company Securities held by such Subsidiary to such Holder or another Subsidiary of such Holder; provided, however, that (i) if a Subsidiary of such Holder which owns Company Securities is to cease being a Subsidiary of such Holder for any reason, such Holder shall cause all of such Company Securities to be transferred back to such Holder or to another Subsidiary of such Holder prior to such cessation, (ii) such Holder causes each Subsidiary of such Holder which holds any Company Securities to observe all of the terms of this Agreement and assume and perform all of the obligations, liabilities and duties of such Holder hereunder and (iii) such Holder or its Subsidiaries (at its or their sole cost and expense) obtain, prior to such transfer, all consents, approvals, exemptions and authorizations from, give all notices to and make all filings with any third party (including, without limitation, any financial institution or governmental or quasi-governmental agency, authority, commission, board, bureau or instrumentality) which may be necessary in connection with such transfer.

                  (b) Upon consummation of a transfer pursuant to Section 4.5(a) hereof, the Subsidiary of a Holder to whom Company Securities shall have been transferred shall be entitled to all of the rights of such Holder hereunder as appropriate and references contained herein to such Holder shall be deemed to include references to such Subsidiary as appropriate; provided, however, that, under no circumstances shall such Subsidiary, such Holder and all of the other Subsidiaries of such Holder which hold any Company Securities together have greater rights hereunder than such Holder would have had if it alone held all of the Company Securities held by it and its Subsidiaries.

                  (c) No transfer of Company Securities to a Subsidiary pursuant to this Section 4.5 shall relieve the Holder who transferred or whose Subsidiary transferred such Company Securities of its obligations, liabilities and duties hereunder or result in such Holder ceasing to be a "Stockholder".

         4.6 Transfer of Company Securities or Subsidiary With Other Businesses. Notwithstanding anything contained in this Article 4
         (other than Section 4.3 hereof) to the contrary, (i) D-S shall have the right, at any time, without the consent of or subject to any rights of any other Party, to transfer its Company

         Securities or any of its Subsidiaries which hold Company Securities to any successor to or transferee of its polymer grade propylene business and (ii) JLM shall have the right, at any time, without the consent of or subject to any rights of any other Party, to transfer its Company Securities or any of its Subsidiaries which hold Company Securities to any successor to or transferee of substantially all of the assets of JLM.

         4.7 Certain Conditions to Transfer of Company Securities or Subsidiaries to Third Parties. It shall be a condition precedent to any proposed transfer of Company Securities or of any Subsidiary which holds Company Securities to a third party (other than pursuant to Section 4.5 hereof) that (i) the Holder who proposes (or whose Subsidiary proposes) to transfer such Company Securities or Subsidiary and the proposed transferee (at its and their sole cost and expense) obtain all consents, approvals, exemptions and authorizations from, give all notices to and make all filings with any third party (including, without limitation, any financial institution or governmental or quasi-governmental agency, commission, board, bureau or instrumentality) which may be necessary in connection with the proposed transfer and (ii) before or contemporaneously with the consummation of the proposed transfer, the proposed transferee executes and delivers a written instrument pursuant to which it agrees to (1) become a party to this Agreement, (2) observe all of the terms hereof and conditions hereof, (3) assume and perform all of the obligations, liabilities and duties hereunder of the Holder who is transferring or whose Subsidiary is transferring such Company Securities or Subsidiary and (4) execute proxies in the form executed by such transferring Holder pursuant to
         Section 2.1(C) hereof. Such written instrument must contain such representations and warranties as the other Holders may reasonably request to the effect that the proposed transferee will have good and marketable title to such Company Securities or Subsidiary, that such written instrument has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of the proposed transferee and as to satisfaction of the condition precedent set forth in clause (i) of the preceding sentence. Upon consummation of such transfer following satisfaction of such conditions precedent, the proposed transferee shall be entitled to all of the rights hereunder of the Holder who transferred (or whose Subsidiary transferred) such Company Securities or Subsidiary and references contained herein to such Holder shall be deemed to be references to the proposed transferee; provided, however, that, under no circumstances shall the proposed transferee individually, or the proposed transferee and such Holder and its Affiliates together, have greater rights hereunder than such Holder and its Affiliates would have had if such transfer had not been consummated. If upon the completion of such transfer no Company Securities are owned by a Holder or any of its Affiliates, then such Holder and its Affiliates (i) shall cease being a

         "Stockholder" or having any rights hereunder and (ii) shall be released from all obligations, liabilities and duties hereunder except (A) for rights, obligations, liabilities or duties accruing, or arising out of or related to events occurring or conditions existing, prior to the date of such transfer or (B) as otherwise provided in Section 6.3(b) hereof.

5. DISPUTE RESOLUTION. If there is a dispute between the Parties relating to an alleged breach of this Agreement or to the business and affairs of the Company, none of the Parties shall commence any proceeding with respect to, or terminate this Agreement because of, such dispute until thirty (30) days after it shall have given a notice with respect to such dispute to the other Parties; Provided, however, that nothing contained herein shall limit or restrict in any way the right or power of a Party at any time to commence and prosecute a proceeding for an injunction or other order (i) to restrain any other Party from breaching this Agreement or (ii) for specific enforcement of this Article 5 or Article 4 hereof. The Parties agree that any legal remedy available to a Party with respect to a breach of this Article 5 or Article 4 hereof will not be adequate and that, in addition to all legal remedies, each Party is entitled to an order specifically enforcing this Article 5 and Article 4 hereof.

6.       CONFIDENTIALITY.

         6.1      Confidentiality.

                  (a) All data, reports, records and other information of any kind received by a Party or the Affiliates, subsidiaries, stockholders, directors, partners, officers, employees, agents, representatives, consultants or lenders of a Party (such Party being hereinafter referred to as the "Receiving Party") from one of the other Parties or the Affiliates, subsidiaries, stockholders, directors, officers, partners, employees, agents, representatives, consultants or lenders of one of the other Parties (such other Party being hereinafter referred to as the "Delivering Party") under this Agreement or in connection with the transactions contemplated hereby and marked as "confidential,, shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, the Receiving Party shall not use (and shall not permit its Affiliates, subsidiaries, stockholders, directors, officers, partners, employees, agents, representatives, consultants or lenders to use) Confidential Information for its own (or their own) benefit and shall use all reasonable efforts (and shall cause its Affiliates, subsidiaries, stockholders, directors, officers, partners, employees, agents, representatives, consultants or lenders to use all reasonable efforts) to maintain the confidentiality of Confidential Information. If the Receiving Party or any of its Affiliates, subsidiaries, stockholders, directors, officers, partners, employees, agents, representatives, consultants or lenders is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, the Receiving Party shall, prior to such disclosure, immediately notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  (b) The restrictions set forth in Section 6.1(a) hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the Parties (or their respective Affiliates), (ii) necessary by a Party (or its Affiliates) in connection with exercising its (or their) rights or performing its (or their) duties or obligations under this Agreement, the agreements, instruments and other documents contemplated hereby or the other agreements described in clause (i) of this sentence, (iii) necessary by a Party (or its Affiliates) in connection with the sale or transfer of its (or their) Company Securities or business or assets, generally; provided, however, that in any such event such Party (or Affiliate) shall cause such proposed transferee to execute a confidentiality agreement which shall provide projections substantially similar to those contained in this Section 6, (iv) contemplated by the last two (2) sentences of Section 6.1(a) hereof or (v) that the Receiving Party can demonstrate Confidential Information (A) is or becomes generally available to the public through no fault or neglect of the Receiving Party, (B) is received in good faith on a non-confidential basis from a third party who, to the best knowledge of the Receiving Party, discloses such Confidential Information without violating any obligations of secrecy or confidentiality, (C) is independently developed after the time of receipt as shown by dated written records or
                  (D) was already possessed at the time of receipt as shown by prior dated written records. The restrictions set forth in
                  Section 6.1(a) hereof shall not apply to the use or disclosure by the Company or any of its Affiliates of Confidential Information which consists of data, reports, records and information relating to its or their business or the ownership, leasing or use of the properties owned, leased or used by the Company or any of its Affiliates and which is used or disclosed in connection with the conduct of its or their business.

                  (c) For the purposes of this Section 6.1, (i) information which is specific shall not be deemed to be within an exception set forth in Section 6.1(b) hereof merely because it is embraced by general information which is within such an exception and (ii) a combination of information shall not be deemed to be within an exception set forth in Section 6.1(b) hereof merely because individual aspects of such combination are within such an exception unless the combination of information itself, its principle of operation and its value or advantages are within such an exception.

         6.2      Survival.

                  (a) Notwithstanding anything contained herein to the contrary, this Article 6 shall survive the termination of this Agreement for any reason until the expiration of five (5) years after the date of such termination.

                  (b) This Article 6 shall continue to bind a Party which has ceased to be a "Stockholder" until the expiration of five (5) years after the date of such cessation.

7.       FORUM; CONSENT TO PERSONAL JURISDICTION.

Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement shall be commenced and prosecuted in a court in the State of Texas. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of Texas in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Texas and any claim that it may now or hereafter have that any such proceeding in any court in the State of Texas has been brought in an inconvenient forum.

8.       NOTICES.

All notices, demands and requests required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier or other electronic means and shall be addressed as follows:

         When D-S is the intended recipient:

                  D-S Splitter, Inc.
                  P.O. Box 696000
                  San Antonio, Texas 78269-6000
                  Telecopy No.: (210) 641-8899
                  Attention:  General Manager, Petrochemicals

         When JLM is the intended recipient:

                  JLM Industries, Inc.
                  8675 Hidden River Parkway
                  Tampa, Florida  33637
                  Telecopy No.: (813) 632-3301
                  Attention: John T. White, Esq.

         When the Company is the intended recipient:

                  Olefins Terminal Corporation
                  8675 Hidden River Parkway
                  Tampa, Florida  33637
                  Telecopy No.: (813-632-3301
                  Attention: John T. White, Esq.

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each notice transmitted in the manner described in this Article 8 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

9.       TERM AND TERMINATION OF AGREEMENT.

         9.1 Term of Agreement. This Agreement shall become effective as of the date hereof and shall continue until terminated in accordance with the terms hereof.

         9.2 Termination. This Agreement may be terminated at any time by mutual written consent of the Parties.

10.       ADDITIONAL REPRESENTATION.

JLM represents and warrants that all of the beneficial owners of Common Stock which JLM owns of record have executed consents agreeing to be bound by the terms and conditions affecting JLM hereunder, and JLM agrees that any breach of the terms or conditions of this Agreement by any such beneficial owner shall be deemed a breach by JLM hereunder for which JLM shall be liable as if JLM had committed such breach.

11.      MISCELLANEOUS.

         11.1 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of the State of Texas (without giving effect to the laws, rules or principles of the State of Texas regarding conflicts of laws).

         11.2 Entire Agreement. This Agreement constitutes the entire contract among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

         11.3 Binding Effect; Assignment. This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties. No Person (including, without limitation, any employee or creditor of the Company) shall be, or be deemed to be, a third party beneficiary of this Agreement.

         11.4 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         11.5 Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

         11.6 Survival of Representations. All representations and warranties set forth herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         11.7 Amendments; Modifications. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party. No such addition, cancellation, renewal, extension, modification or amendment by the Company or to which the Company is a party shall be effective unless the other Parties shall have given their prior written approval thereto.

         11.8 Waiver. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy. No waiver by the Company shall be effective unless the other Parties shall have given their prior written approval thereto.

         11.9 Remedies Cumulative. Except as otherwise provided in this Agreement, all rights, powers and remedies afforded to a Party hereunder, by law, in equity or otherwise shall be cumulative (and not alternative) and shall not preclude assertion or seeking by a Party of any other rights or remedies.

         11.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

         11.11 Certain Expenses. Except as otherwise provided in this Agreement, each Party agrees to pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

         11.12 No Partnership. Nothing contained herein shall be construed as forming a partnership between the Parties.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

OLEFINS TERMINAL CORPORATION                 JLM INDUSTRIES, INC.

By:                                          By:
   -------------------------------------        --------------------------------
Its:                                         Its:
    ------------------------------------         -------------------------------


D-S SPLITTER, INC.

By:
   -------------------------------------
Its:
    ------------------------------------